                                                                                                                                                                     Exhibit 99.1

Contacts

Julie Leber                                                                                                     Lauren Burgos

Spotlight Marketing Communications                                                     Spotlight Marketing Communications

(949) 427-5172, ext. 703                                                                            (949) 427-5172, ext. 704

julie@spotlightmarcom.com                                                                     lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires 460-Unit Self Storage Facility in Riverside, California

Riverside, Calif. – (Mar. 28, 2018) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today its acquisition of a 460-unit self storage facility located at 3167 Van Buren Blvd. in Riverside, California.

“We believe the property will be an exceptional addition to the rapidly growing portfolio of Strategic Storage Trust IV,” said Wayne Johnson, chief investment officer. “Located just two blocks south of the 91 Freeway, this asset is on a major artery serving the City of Riverside and should benefit operationally by being in proximity to other SmartStop managed facilities in the area.”

The facility has approximately 55,000 rentable square feet and is situated on nearly 2.3 acres of land.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes for the taxable year ended December 31, 2017. SST IV focuses on the acquisition of stabilized and growth self storage properties. SST IV owns three properties comprising approximately 1,540 self storage units and approximately 182,000 net rentable square feet of storage space.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has approximately $1.5 billion of real estate assets under management, including 113 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 71,000 units and 8.2 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as three senior housing communities with approximately 350 beds and 250,000 rentable square feet of space. SmartStop is the sponsor of SST IV, Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in Strategic Storage Trust IV’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.